Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284263

PROSPECTUS SUPPLEMENT

To Prospectus dated February 7, 2025

Up to 73,333 Shares of Common Stock

Up to 31,145,319 Shares of Common Stock Issuable Upon Conversion of Notes

Up to 600,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Adagio Medical Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated February 7, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-284263) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on April 23, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer, sale or other disposition from time to time of up to 31,818,652 shares of our common stock, $0.0001 par value per share (the “Common Stock”), by the selling stockholders named in this prospectus or their permitted transferees (the “selling stockholders”), consisting of (i) 73,333 shares of Common Stock (the “Registration Delay Shares”) issued pursuant to the terms of the Convert Waivers (as defined below), (ii) up to 31,145,319 shares of Common Stock (excluding the shares of Common Stock underlying the Warrants (as defined below)) (the “Convertible Note Shares”) issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment (the “Convertible Notes”) issuable pursuant to that certain securities purchase agreement, dated February 13, 2024, by and among us and those certain investors (the “Convert Investors”), and any assignment thereunder (the “Convertible Security Subscription Agreement”), and that certain note purchase agreement, dated February 13, 2024, by and among us, Adagio Medical, Inc., a Delaware corporation, and that certain investor party thereto, and (iii) up to 600,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of those warrants to purchase shares of Common Stock, with an exercise price of $24.00 per share (the “Warrants”), issued pursuant to the Convertible Security Subscription Agreement.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ADGM”. On April 22, 2025, the last reported sales price of our Common Stock was $1.00 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 23, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2025

ADAGIO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42199	99-1151466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26051 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of principal executive offices)	(Zip Code)

(949) 348-1188

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2025, Adagio Medical Holdings, Inc. (the “Company”) appointed Daniel George as the Company’s Interim Chief Financial Officer and designated Mr. George as its principal financial officer and principal accounting officer. In connection with his appointment as the Company’s Interim Chief Financial Officer, on April 17, 2025, the Company entered into an offer letter (the “Offer Letter”) with Mr. George, which provides for compensation at a rate of $400 per hour. Pursuant to the Offer Letter, Mr. George will serve as the Company’s Interim Chief Financial Officer and be employed on an “at will” basis.

The foregoing description of the Offer Letter is only a summary, does not purport to be complete and is qualified in its entirety by the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Daniel George, age 55, has managed his professional services practice since December 2022, specializing in providing executive financial services to healthcare companies. Mr. George has also served as part time Chief Financial Officer of Anebulo Pharmaceuticals, Inc. since September 2023. Mr. George served as the Chief Financial Officer and Treasurer of Lucira Health, Inc. a publicly traded medical diagnostics company (“Lucira”), on a full-time basis from August 2020 to November 2022. From April 2019 until August 2020, Mr. George served as Lucira’s Chief Financial Officer and Treasurer through his consulting practice, which he established in May 2016 to provide executive financial services to healthcare companies. Mr. George served as Vice President, Finance for Avinger Inc., a publicly traded medical device company from August 2014 to May 2016. From June 2012 to August 2014, Mr. George served as a consultant and Vice President of Finance for ApniCure, Inc.. From March 2009 to June 2012, Mr. George worked for Avantis Medical Systems, Inc. (“Avantis”) where he was both a consultant and Chief Financial Officer. Prior to joining Avantis, Mr. George served as the Sr. Director of Finance at FoxHollow Technologies Inc. Mr. George holds B.S. degrees in both Accounting and Finance from California State University, Long Beach.

No family relationships exist between Mr. George and any of the Company’s directors or executive officers. Other than the Offer Letter, there are no arrangements between Mr. George and any other person pursuant to which Mr. George was selected as the Company’s principal financial officer, nor are there any transactions to which the Company is or was a participant and in which Mr. George has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2025

Adagio Medical Holdings, Inc.

By:	/s/ Todd Usen
Name:	Todd Usen
Title:	Chief Executive Officer